Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze® Seasons 52
www.darden.com

Contact:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Rich Jeffers	(407) 245-4189

FOR RELEASE
June 19, 2012
4:30 PM ET

Darden Restaurants, Inc. Announces New Board Members

ORLANDO, Fla., June 19, 2012 - Darden Restaurants, Inc. (NYSE: DRI) has elected Michael W. Barnes, chief executive officer of Signet Jewelers Limited, and William S. Simon, president and chief executive officer of Walmart U.S., to its board of directors effective June 19, 2012.

“Mike and Bill both bring a wealth of leadership experience to our board of directors,” said Clarence Otis, Darden's chairman and chief executive officer. “Mike's career experience in the specialty retail arena and Bill's combination of retail and food and beverage expertise will be tremendous assets to our board and to our company as we continue to grow our industry-leading portfolio of brands and create shareholder value.”

Barnes, 51, has been chief executive officer of Signet Jewelers Limited, a specialty retail jeweler, since January 2011. Prior to joining Signet, he served as president and chief operating officer of Fossil, Inc., a designer and marketer of watches and other accessories, from 2007 to 2010; president, International and Special Markets from 2000 to 2006; executive vice president from 1995 to 2000; and in various other executive capacities at Fossil since 1985.

“I'm excited for the opportunity to contribute to the success of the nation's leading full-service restaurant company,” Barnes said. “Darden's brands and its leadership are renowned throughout the industry, and I look forward to being a part of this outstanding team.”

Simon, 52, has served as president and chief executive officer of Walmart U.S. since June 2010. Previously, he served as executive vice president and chief operating officer of Walmart U.S. from March 2007 to June 2010 and executive vice president of Professional Services and New Business Development from March 2006 to March 2007. Prior to joining Walmart, Simon held senior executive positions at Brinker International, Inc., Diageo North America, Inc. and Cadbury Schweppes plc. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

“Darden's brands are well-known and well-respected throughout the industry. I look forward to working with the board as Darden continues to execute its exciting growth strategy,” said Simon.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,900 restaurants that generate over $7.5 billion in annual sales. Headquartered in Orlando, and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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